PROSPECTUS Dated January 17, 2006	Pricing Supplement No. 27 August 28, 2006

U.S. $18,000,000,000	Rule 424 (b)(3)
Registration Statement
FORD MOTOR CREDIT COMPANY	No. 333-131062

FLOATING RATE DEMAND NOTES

Interest Rate Per Annum

Period	Tier One Notes	Tier Two Notes	Tier Three Notes
Beginning	Under $15,000	$15,000-$49,999	$50,000 and over
8/28/2006	5.65%	5.80%	5.95%